SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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DELPHAX TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROPOSAL 1
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
PROPOSAL 2
GENERAL
Appendix A
DELPHAX TECHNOLOGIES INC. AUDIT COMMITTEE CHARTER

DELPHAX TECHNOLOGIES INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 18, 2004

      Notice is hereby given that the Annual Meeting of Shareholders of Delphax Technologies Inc. will be held at the offices of the Company, 12500 Whitewater Drive, Minnetonka, Minnesota 55343 on Thursday, March 18, 2004, at 3:00 p.m., Central Time, for the following purposes:

      1. To re-elect two directors, each to serve a term continuing through the 2007 Annual Meeting.

      2. To ratify and approve the selection of independent auditors for the current fiscal year.

      3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on January 20, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Jay A. Herman
Chairman

Minnetonka, Minnesota

January 28, 2004

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

DELPHAX TECHNOLOGIES INC.

PROXY STATEMENT

Annual Meeting of Shareholders

March 18, 2004

      This Proxy Statement is furnished to the shareholders of Delphax Technologies Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on Thursday, March 18, 2004, at the offices of the Company, 12500 Whitewater Drive, Minnetonka, MN 55343, at 3:00 p.m., Central Time, or any adjournment(s) or postponement(s) thereof.

Cost and Method of Solicitation

      The cost of this solicitation will be borne by the Company. In addition to the solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile or in person, and no additional compensation will be paid to such individuals. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the name of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The mailing of this proxy statement to shareholders of the Company commenced on or about February 12, 2004.

      The total number of shares of capital stock of the Company outstanding and entitled to vote at the meeting as of January 20, 2004, consists of 6,214,873 shares of the Company’s common stock. Each share of common stock is entitled to one vote for each share held with respect to the matters mentioned in the foregoing Notice of Annual Meeting of Shareholders and there is no cumulative voting. Only shareholders of record at the close of business on January 20, 2004, will be entitled to vote at the meeting.

      All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

      If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the other proposals. Shares may also be voted by telephone as instructed on the proxy card.

Quorum and Voting Requirements

      The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

      If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on an particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

      Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders, but as unvoted for purposes of determining the approval of the matter. Consequently, an abstention will have the same effect as a negative vote.

      Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a greater of: (a) a majority of the Company’s Common Shares present at the Annual Meeting, either in person or by proxy, and entitled to vote on that proposal, or (b) the majority of the minimum number of shares of Common Shares of the Company which would constitute a quorum for transacting business at the Annual Meeting of Shareholders.

      You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee to the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.

      So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Revocation of Proxy

      Each proxy may be revoked at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth, as of January 20, 2004, the beneficial ownership of the Company’s common stock by: (i) all persons who are known by the Company to hold five percent or more of the common stock of the Company, (ii) each of the directors and nominees to the Board of Directors of the Company, (iii) each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”), and (iv) all directors and officers of the Company, as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Unless otherwise indicated, the business address of each person is 12500 Whitewater Drive, Minnetonka, Minnesota 55343.

	Shares of Common Stock
Beneficial Owner	Beneficially Owned(1)		Percent of Class

Annette J. Brenner and Fred H. Brenner	1,073,700	(2)	17.3%
514 N. Wynnewood Avenue
Wynnewood, PA 19096
Dimensional Fund Advisors Inc	344,500	(3)	5.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Perkins Capital Management, Inc	339,166	(4)	5.5%
730 East Lake Street
Wayzata, MN 55391
Jay A. Herman(5)(6)	301,928		4.7%
R. Stephen Armstrong(7)	7,250		*
Gary R. Holland(7)	40,750		*
Kenneth E. Overstreet(5)	—		*
Earl W. Rogers(5)	6,250		*

	Shares of Common Stock
Beneficial Owner	Beneficially Owned(1)	Percent of Class

Robert M. Barniskis(6)	45,000	*
M. H. (Bill) Kuhn(6)	26,250	*
Kevin R. Mitchell(6)	12,500	*
Dieter P. Schilling(6)	100,706	1.6%
All officers and directors as a group (9 persons)	540,634	8.2%

*	Less than 1%.

(1)	Includes the following number of shares which could be purchased under stock options exercisable within sixty days of January 20, 2004: Mr. Herman, 187,500 shares; Mr. Armstrong, 7,250 shares; Mr Holand, 28,750 shares; Mr. Overstreet, 0 shares; Mr. Rogers, 5,250 shares; Mr. Barniskis, 45,000 shares; Mr. Kuhn, 26,250 shares; Mr. Mitchell, 12,500 shares; Mr. Schilling, 75,000 shares; and all officers and directors as a group, 387,500 shares.

(2)	Based upon an Amendment No. 5 Schedule 13D filed by the shareholders on February 13, 2003 in which Ms. Annette J. Brenner and Mr. Fred H. Brenner report sole voting and dispositive power over 513, 650 shares and 558,050 shares of common stock, respectively. The shareholders report 2,000 shares over which they share voting and dispositive power. Each shareholder disclaims beneficial ownership of the shares held by the other.

(3)	Based upon Amendment to Schedule 13G filed by the shareholder on February 10, 2003 in which the shareholder reports voting and/or investment power over the shares noted in its role as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 furnishing investment advice to four investment companies registered under the Investment Company Act of 1940, and as investment manager to certain other commingled group trusts and separate (3) accounts. The shareholder disclaims beneficial ownership over the shares noted above.

(4)	Based upon a Schedule 13G filed by the shareholder on February 10, 2003 in which the shareholder reports sole voting power over 180,666 shares and sole dispositive power over 339,166 shares in its role as an investment advisor.

(5)	Serves as a director of the Company.

(6)	Named Executive Officer.

(7)	Serves as a director of the Company and has been nominated for re-election.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our Articles of Incorporation and Bylaws provide that our Board of Directors is classified into three classes, the members of each class to serve (after an initial transition period) for a staggered term of three years. As the term of each class expires, the successors to the directors in that class are elected for a term of three years. At this Annual Meeting, the terms of two incumbent directors, R. Stephen Armstrong and Gary R. Holland, are expiring. Messrs. Armstrong and Holland have been nominated for re-election this year and, if elected, will serve a term of three years. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office.

      The Board of Directors recommends that the shareholders elect Messrs. Armstrong and Holland as directors of the Company. It is intended that the persons named as proxies will vote the proxies for the election of the nominees as directors of the Company. The nominees have indicated their willingness to serve, but should a nominee be unable to serve as a director, the persons named as proxies may vote for a substitute nominee in their discretion.

      Set forth below is certain information with respect to the nominees for director:

Nominees for Terms Continuing through the 2007 Annual Meeting

R. Stephen Armstrong	Executive Vice President and
Director since 2000	Chief Financial Officer
Age – 53	of Patterson Dental Company

      Mr. Armstrong is Executive Vice President and Chief Financial Officer of Patterson Dental Company, a distributor of dental equipment, supplies and services. Prior to joining Patterson Dental Company in 1999, Mr. Armstrong was a partner in public accounting at Ernst & Young LLP.

Gary R. Holland	Chairman, President and
Director since 1992	Chief Executive Officer
Age – 61	of Fargo Electronics, Inc.

      Mr. Holland is Chairman of the Board of Directors, President and Chief Executive Officer of Fargo Electronics, Inc., a position he has held since 1997. Fargo Electronics, Inc. is a manufacturer of plastic card personalization equipment. He previously served as President and Chief Executive Officer of Datacard Corporation, a manufacturer of plastic transaction cards, embossing and encoding equipment and transaction terminals, from 1982 to 1992.

Vote Required and Board of Directors Recommendation

      The affirmative vote of a majority of the shares represented at the meeting of the Company’s common stock is required for the election of each of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES

OTHER INFORMATION

REGARDING OUR DIRECTORS

      The following sets forth certain biographical and other information regarding those directors serving terms continuing after this Annual Meeting.

Directors with Terms Continuing through the 2005 Annual Meeting

Jay A. Herman	Chairman, President and Chief Executive
Director since 1989	Officer of the Company
Age – 56	since June 1989

      Mr. Herman joined the Company as Executive Vice President and Chief Financial Officer in May 1988, and was promoted to President in June 1989 and elected Chairman of the Board in October 2001. Prior to joining the Company, Mr. Herman was Vice President and Chief Financial Officer of Gelco Corporation’s International Division. He held that post from 1986 to 1988. Between 1979 and 1986, Mr. Herman held the positions of Vice President of Administrative Services for Gelco Corporation and Director of Planning and Budgets for Gelco’s Fleet Leasing Division. Before joining Gelco, Mr. Herman held several positions with General Mills.

Kenneth E. Overstreet	Retired Group President
Director since 2003	Ennis Business Forms, Inc.
Age – 62

      Mr. Overstreet has more than 30 years leadership and experience in the printing industry. He was group president of the Financial Solutions Group of Ennis Business Forms, Inc., from 2000 when the company acquired Northstar Computer Forms, where he had served as president since 1989, until his retirement in 2003. Prior to that, Mr. Overstreet was president of Data Card Corporation Credit Card Division. He began his career in several management positions with John H. Harland Company.

Director with Term Continuing through the 2006 Annual Meeting

Earl W. Rogers	Business Consultant
Director since 2001
Age – 55

      Mr. Rogers served in a variety of executive level positions with John H. Harland Company, a provider of software, data services and printed products to the financial and education markets, from 1976 until his retirement in 2001. Mr. Rogers’s positions included General Manager of the Printed Products Group, the Checks Group, and most recently, the Manufacturing and Technology Group. Mr. Rogers is also a director of Gwinnet Industries, an industrial development company, and Pattillo Construction Corporation, a builder of large commercial buildings.

Meetings and Committees of the Board of Directors

      The Board of Directors met four times during fiscal 2003. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee is currently comprised of Messrs. Armstrong (Chairman), Overstreet and Rogers. The Audit Committee met four times in fiscal 2003 and has met once since September 30, 2003 to review the 2003 audit and the recommendations of the Company’s independent auditors. Among other duties, the Audit Committee reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company’s independent auditors and approves additional services to be provided by the auditors. The Committee reviews audited financial statements of the Company. The Compensation Committee is currently comprised of Messrs. Rogers (Chairman) and Armstrong. The Compensation Committee is responsible for determining the compensation of the Chairman and Chief

Executive Officer and making recommendations to the Board of Directors on other compensation matters. During fiscal 2003, the Compensation Committee met twice.

      During fiscal 2003, each director attended 75% or more of the meetings of the Board of Directors and Board Committees on which he served. The Company does not have a formal policy with regard to Board member attendance at the Annual Meeting. All of our directors attended the Company’s 2003 Annual Meeting of Shareholders held on March 20, 2003.

Nomination and Shareholder Communications Processes

      The Company does not currently have a nominating committee. The functions typical of a nominating committee, including the identification, recruitment and selection of nominees for election as a director of the Company, are performed by the Board as a whole. Four of the five members of the Board (Messrs. Armstrong, Holland, Overstreet and Rogers) are “independent” as that term is defined by the Nasdaq Stock Market listing standards applicable to the Company and participate in the consideration of director nominees. The nominees for election as a director at this Annual Meeting were unanimously recommended by the Board. The Board believes that a nominating committee separate from the whole Board is not necessary at this time, given the size of the Company and the Board, to ensure that candidates are appropriately evaluated and selected. The Board also believes that, given the Company’s size and the size of its Board, an additional committee of the Board would not add to the effectiveness of the evaluation and nomination process. For these reasons, the Board believes it is not appropriate to have a nominating committee.

      The Board’s process for recruiting and selecting nominees is for Board members to attempt to identify individuals who are thought to have the business background and experience, industry specific knowledge and general reputation and expertise that would allow them to contribute as an effective director to the Company’s governance, and who are willing to serve as a director of a public company. To date, the Company has not engaged any third party to assist in identifying or evaluating potential nominees. After a possible candidate is identified, the individual meets with various members of the Board and is sounded out concerning their possible interest and willingness to serve, and Board members discuss amongst themselves the individual’s potential to be an effective Board member. If the discussions and evaluation are positive, the individual is invited to serve on the Board.

      To date, no shareholder has presented any candidate for Board membership to the Company for consideration, and the Company does not have a specific policy on shareholder-recommended director candidates. However, the Board believes its process for evaluation of nominees proposed by shareholders would be no different from the process of evaluating any other candidate. In evaluating candidates, the Board will require that candidates possess, at a minimum, a desire to serve on the Company’s Board, an ability to contribute to the effectiveness of the Board, an understanding of the function of the Board of a public company and relevant industry knowledge and experience. In addition, while not required of any one candidate, the Board would consider favorably experience, education, training or other expertise in business or financial matters and prior experience serving on boards of public companies. Collectively, the composition of the Board must meet the listing requirements of the Nasdaq Stock Market where the Company’s common stock is listed. In evaluating any candidate for director nominee, the Board will also evaluate the contribution of the proposed nominee toward compliance with the Nasdaq Stock Market listing standards.

      Any shareholder who desires to communicate directly with the Board of Directors of the Company may address correspondence to the whole Board, or any particular member of the Board, in care of the Corporate Secretary at the Company’s offices: 12500 Whitewater Drive, Minnetonka, Minnesota 55343. All communications delivered in this manner will be promptly forwarded to the specified addressee, without alteration.

Compensation of Directors

      During fiscal 2003, directors were paid a quarterly retainer of $1,250, a fee of $1,000 for each meeting attended of the Board of Directors and the Annual Meeting of Shareholders, and $500 for each meeting attended of any committee on which they serve. The chairman of each committee received an additional $125 for each meeting of the committee he chaired. No compensation for serving as a director was paid to Mr. Herman.

      The Company’s 1997 Stock Plan (the “1997 Plan”) and the Company’s 2000 Stock Plan (the “2000 Plan”) allow for the granting of discretionary stock options and other stock-based awards to directors of the Company, including non-employee directors. The 1997 Plan and 2000 Plan do not currently provide for annual automatic grants to non-employee directors.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table shows, for the fiscal years ending September 30, 2003, 2002 and 2001, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Jay A. Herman, the Company’s Chairman, President and Chief Executive Officer and the only other executive officers whose total cash compensation exceeded $100,000 (the “Named Executive Officers”) in fiscal year 2003.

SUMMARY COMPENSATION TABLE

For the Fiscal Years Ended September 30

		Annual Compensation
	Fiscal			All Other
Name and Position	Year	Salary ($)	Bonus ($)	Compensation ($)

Jay A. Herman	2003	$276,968	$—	$6,698	(1)
Chairman, President and	2002	261,532	55,784	200,630	(2)
Chief Executive Officer	2001	236,947	92,100	176,947	(3)
Robert M. Barniskis	2003	$123,846	$—	$3,066	(4)
Vice President,	2002	111,539	23,505	3,212	(5)
Chief Financial Officer	2001	93,616	22,500	1,735	(6)
M. H. (Bill) Kuhn	2003	$118,496	$—	$3,853	(7)
Vice President,	2002	118,963	27,031	3,894	(8)
Customer Service	2001	99,519	—	24,512	(9)
Kevin R. Mitchell	2003	$141,185	$—	$4,636	(10)
Vice President,	2002	92,825	10,000	1,075	(11)
Sales and Marketing	2001	—	—	—
Dieter P. Schilling	2003	$126,773	$—	$27,584	(12)
Vice President,	2002	114,660	23,505	10,128	(13)
Operations	2001	100,634	25,000	10,857	(14)

(1)	Includes a $6,000 matching contribution under the Company’s 401(k) Plan.

(2)	Includes $15,750 of executive benefits, $92,577 forgiveness of loan, $86,835 tax gross-up payment for loan forgiveness and a $4,800 matching contribution under the Company’s 401(k) Plan.

(3)	Includes $20,625 of executive benefits, $92,577 for forgiveness of loan, $57,423 tax gross-up payment for loan forgiveness and a $4,800 matching contribution under the Company’s 401(k) Plan.

(4)	Reflects a $3,066 matching contribution under the Company’s 401(k) Plan.

(5)	Reflects a $3,212 matching contribution under the Company’s 401(k) Plan.

(6)	Reflects a $1,735 matching contribution under the Company’s 401(k) Plan.

(7)	Includes a $3,555 matching contribution under the Company’s 401(k) Plan.

(8)	Includes a $3,569 matching contribution under the Company’s 401(k) Plan.

(9)	Includes $23,716 of relocation expense and a $796 matching contribution under the Company’s 401(k) Plan.

(10)	Includes a $4,236 matching contribution under the Company’s 401(k) Plan.

(11)	Reflects a $1,075 matching contribution under the Company’s 401(k) Plan.

(12)	Includes $23,467 of relocation expense and a $3,803 matching contribution under the Company’s 401(k) Plan.

(13)	Includes $6,300 of executive benefits and a $3,440 matching contribution under the Company’s 401(k) Plan.

(14)	Includes $8,250 of executive benefits and a $2,211 matching contribution under the Company’s 401(k) Plan.

Option Exercises and Holdings

      The following table sets forth information with respect to options granted to the Named Executive Officers in the fiscal year ended September 30, 2003:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

					Potential Realizable
					Value at Assumed
		Percent of			Annual Rates
	Number of	Total			of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to			Option Term
	Options	Employees in	Exercise	Expiration
Name	Granted (#)	Fiscal Year	Price	Date	5%	10%

Jay A. Herman	40,000	24%	$3.120	10/02/09	$50,806	$118,400
Robert M. Barniskis	20,000	12	3.120	10/02/09	25,403	59,200
M. H. (Bill) Kuhn	20,000	12	3.120	10/02/09	25,403	59,200
Kevin R. Mitchell	20,000	12	3.120	10/02/09	25,403	59,200
Dieter P. Schilling	20,000	12	3.120	10/02/09	25,403	59,200

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2003 and unexercised options held as of September 30, 2003:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options (#)		In-the-Money Options ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jay A. Herman	—	$—	187,500	90,000	$61,290	$50,760
Robert M. Barniskis	—	—	45,000	30,000	27,150	9,100
M.H. (Bill) Kuhn	—	—	26,250	28,750	6,900	9,100
Kevin R. Mitchell	—	—	12,500	22,500	2,400	7,200
Dieter P. Schilling	—	—	75,000	50,000	40,080	29,940

(1)	Based on a market price of $3.600 per share for the Company’s common stock as of September 30, 2003.

Employment Agreement

      Effective October 1, 2000, the Company entered into an employment agreement with Mr. Herman pursuant to which Mr. Herman will serve as the Company’s Chairman, President and Chief Executive Officer. Under the agreement, Mr. Herman receives a minimum base salary of $228,228 per year and is eligible for bonuses and fringe benefits made available to executive officers of the Company. The agreement provides that, if Mr. Herman’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Herman for “good reason,” following a “change in control” as defined in the agreement, then the Company shall pay a severance payment equal to three times Mr. Herman’s base salary during the period prior to the termination. In general, a change in control would occur when 50% or more of the Company’s outstanding voting stock is acquired by any person, when the shareholders approve an asset sale, merger, consolidation or other major corporate event, or when the current members of the Board of Directors or their successors, elected or nominated by such members, cease to be a majority of the Board of Directors. The agreement also provides that, if Mr. Herman’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Herman for “good reason” and no “change of control” has occurred, then the Company shall pay a severance payment equal to two times Mr. Herman’s base salary during the period prior to termination.

Report on Executive Compensation

      The Compensation Committee, which met twice during fiscal year 2003, is comprised of two directors, both of whom are “independent” as defined by the Nasdaq listing standards and the rules of the Securities and Exchange Commission. The Compensation Committee acts under a written charter first adopted and approved by the Board of Directors on September 25, 2003.

      Decisions on compensation of the Company’s executives are made by the Board of Directors on the recommendation of the Compensation Committee. The following report shall not be deemed incorporated by reference into any filing under the Securities Exchange Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”).

      The Company uses various compensation surveys and outside consultants to develop its compensation strategy and plans. The Board also refers to such surveys for executive compensation purposes. The Board has also used outside consultants to prepare specific studies, and is free to use any other resources for this purpose in the exercise of its independent judgment.

      There are four components to the Company’s executive compensation program: (1) base salary; (2) bonus; (3) stock options; and (4) profit sharing/retirement. The Company’s executive compensation philosophy is that a majority of overall compensation should be in long-term at-risk equity to align management with the interests of the shareholders and the long-term goals of the Company. Accordingly, in determining or approving executive compensation, the Committee generally places more emphasis on annual incentives and equity-based compensation than base salary. Moreover, the executive compensation package generally is targeted to be competitive with executives in comparable companies based upon market capitalization, size, industry and location, assuming maximum performance goals are achieved. Within these guidelines, the Committee makes a subjective judgment as to the allocation of annual total compensation among the various components of each executive’s package.

      Base Salary. Base salaries of executives are usually adjusted annually based upon a subjective evaluation of each executive’s performance, competitive salary information, market conditions, and the Company’s financial performance. During fiscal 2003 the Company enacted certain cost containment actions, including salary delays and temporary salary reductions, which affected the compensation of the Company’s North American based executives.

      Bonus. The Board annually approves executive bonuses based upon the achievement of predetermined earnings, performance and development objectives the Board believes are critical to the Company’s long-term progress. Bonuses are payable to deserving executives, managers and key employees based upon the recommendation of the Chairman, President and Chief Executive Officer. The Company’s incentive plans provide that if the performance goals are met, the Chief Executive Officer and executive officers of the Company would be eligible for cash bonuses determined by formula applied against their base salaries.

      Stock Options. The Company’s current stock option plans include executives, managers and key employees. Stock options have been granted periodically by the Board of Directors. The Company’s 1997 and 2000 Plans allow the grant of options, both incentive and non-qualified, as well as restricted and deferred stock awards. Restricted stock grants have been used sparingly. The Company’s option grants and restricted stock awards are subject to time vesting in 20% to 25% annual increments commencing on the first anniversary of the date of grant. During fiscal 2003, the Company granted stock options to purchase an aggregate of 170,000 shares of common stock to eight executive officers and employees, and four directors of the Company.

      Profit Sharing/ Retirement. The Company sponsors a 401(k) Plan for U.S. employees, including executives, under which the Company partially matches employee contributions at a proportion set by the Company. The Board approves the corporate matching formula for all employees.

      Chief Executive Compensation. Mr. Herman’s compensation for the period fiscal 2001 to fiscal 2003 is shown in the summary compensation table above. The Board of Directors believes that Mr. Herman has managed the Company well in a difficult competitive environment. Mr. Herman has been subject to employment agreements with the Company since 1990. The employment agreement currently in effect with Mr. Herman (described in “Employment Agreement” set forth above) provides that the Board may increase Mr. Herman’s base salary from time to time, as it deems advisable.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Earl W. Rogers	R. Stephen Armstrong

Report of the Audit Committee of the Board of Directors

      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. The Audit Committee is comprised of three independent directors, and acts under a written charter first adopted and approved by the Board of Directors on June 6, 2000 and amended and restated on January 23, 2004. A copy of the Charter of the Audit Committee, as amended and restated, is attached to this Proxy Statement as Appendix A. The Board of Directors believes that each of the members of the Audit Committee is independent as defined by the Nasdaq Stock Market listing standards and the rules of the Securities and Exchange Commission.

      The Audit Committee held four meetings during fiscal year 2003. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent auditors, Ernst & Young LLP.

      The Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent auditors the auditors’ independence from management and the Company and considered the compatibility of nonaudit services with the auditors’ independence.

      Based on the discussions with management and Ernst & Young LLP, the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2003 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

R. Stephen Armstrong	Kenneth E. Overstreet	Earl W. Rogers

      The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

Stock Performance

      The graph below sets forth a comparison of the cumulative shareholder return of the Company’s common stock over the last five fiscal years with the cumulative total return over the same periods for: (i) the Total Return Index for the Nasdaq Stock Market — U.S. Companies, and (ii) the Standard Industry Code (SIC) Printing Trades Machinery and Equipment Index. The graph below compares the cumulative total return of the Company’s common stock over the last five fiscal years assuming a $100 investment on September 30, 1998, and assuming reinvestment of all dividends, if any.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG DELPHAX TECHNOLOGIES INC., THE NASDAQ STOCK MARKET (U.S.)
AND A PEER GROUP

	Cumulative Total Return

	9/98	9/99	9/00	9/01	9/02	9/03

Delphax Technologies Inc.	$100	$96	$148	$104	$104	$121
Nasdaq Stock Market (U.S.)	100	163	217	89	70	106
Peer Group	100	77	172	61	29	84

PROPOSAL 2

APPROVAL OF AUDITORS

      Ernst & Young LLP, independent auditors, have been auditors for the Company since its inception. They have been reappointed by the Audit Committee as the Company’s auditors for the current fiscal year. Although it is not required to do so, the Board of Directors desires to submit the appointment of Ernst & Young LLP for shareholder approval at the Annual Meeting. In the event the appointment of Ernst & Young LLP is not approved by the shareholders, the Audit Committee will reconsider its selection of Ernst & Young LLP.

Audit Fees

      The aggregate fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated annual financial statements were $251,429 for fiscal 2003 and $272,893 for fiscal 2002.

Audit-Related Fees

      The aggregate fees billed to the Company by Ernst & Young LLP for assurance and related services that are reasonably related to the audit or review of the Company’s financial statements (and not reported above as audit fees) were $5,300 for fiscal 2003 and $17,760 for fiscal 2002. These audit related services were principally for employee benefit plan audits.

Tax Fees

      The aggregate fees billed to the Company by Ernst & Young LLP for tax compliance, tax advice and tax planning were $20,874 for fiscal 2003 and $45,932 for fiscal 2002. These services consisted of the tax planning and advice, and review of the Company’s federal income tax return.

All Other Fees

      The aggregate fees billed to the Company by Ernst & Young LLP for products and services other than those covered by the categories above were $10,900 for fiscal 2003 and $0 for fiscal 2002. Services for fiscal 2003 consisted of assisting the Company with a change in the corporate structure of the subsidiary in France.

Audit Committee Approval Process

      The Audit Committee approves engagement of the independent auditors for auditing services and authorized non-audit services provided by the independent auditors, and the fees and other significant compensation to be paid to the independent auditors. In fiscal 2003, audit, audit-related and tax fees were approved by the Audit Committee. Beginning May 6, 2003, the Audit Committee pre-approved all services provided by the independent auditors.

      A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required and Board of Directors Recommendation

      The affirmative vote of a majority of the shares represented at the meeting of the Company’s common stock is required for approval of auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPOINTMENT OF ERNST & YOUNG LLP.

SHAREHOLDER PROPOSALS

      The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Delphax Technologies Inc. 2005 Annual Meeting of Shareholders is expected to be held on or about March 17, 2005 and proxy materials in connection with that meeting are expected to be mailed on or about January 31, 2005. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before October 1, 2004. In addition, if the Company receives notice of a shareholder proposal after January 3, 2005, such proposal will be considered untimely pursuant to the Company’s Bylaws, and the persons named as proxies solicited for the Company’s 2005 Annual Meeting may exercise discretionary voting power with respect to such proposal.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to Section 16(a) under the 1934 Act, executive officers, directors and 10% shareholders of the Company are required to file reports on Forms 3, 4 and 5 of their beneficial holdings and transactions in the Company’s common stock. To the Company’s knowledge based solely upon a review of filings with the Securities and Exchange Commission, all reports on Forms 3, 4 and 5 required to be filed by executive officers, directors and 10% shareholders of the Company were timely filed during fiscal 2003.

Other Matters

      The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

      The Annual Report of the Company for fiscal year 2003 is enclosed herewith and contains the Company’s Annual Report on Form 10-K, filed by the Company with the Securities and Exchange Commission.

BY THE ORDER OF THE BOARD OF DIRECTORS

Jay A. Herman Chairman

Appendix A:	Charter of the Audit Committee of Delphax Technologies Inc. adopted January 23, 2004.

Appendix A

DELPHAX TECHNOLOGIES INC.

AUDIT COMMITTEE CHARTER

Organization and Composition

      This charter governs the operations of the Delphax Technologies Inc. Audit Committee (the “Committee”). The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Committee shall be appointed by the board of directors and shall comprise at least three directors.

      The composition and function of the Committee shall meet the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and any exchange on which the Company’s securities are listed or any system on which the Company’s securities are quoted (the “Market”). Each member of the Committee shall be “ independent” as such term is defined by the applicable rules and regulations of the Commission and the Market. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related management expertise. If required by the Commission or the Market, the Board of Directors shall designate at least one member of the Committee as an “Audit Committee Financial Expert” as defined by the then applicable rules and regulations of the Commission.

Statement of Policy

      The Audit Committee shall provide oversight of Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. In so doing, the Committee will encourage free and open communication between the Committee, the independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee shall have the authority to retain, at the expense of the Company, such special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Responsibilities and Processes

      The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the board and the Company’s shareholders. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee will endeavor to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

      The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

  Independent Auditors and Audit Function

1.	Provide oversight of the independent auditors and have sole authority and responsibility for their appointment, termination and compensation.

2.	Approve the engagement of the independent auditors. Approve all auditing services and authorized non-audit services, except de minimus services, provided by the independent auditors, and the fees and other significant compensation to be paid to the independent auditors.

3.	The Audit Committee shall receive on an annual basis a written statement from the independent auditor detailing all relationships between the independent auditor and the Company, consistent with requirements of the Independence Standards Board. The Committee shall review services performed by the independent auditor, including the type and extent of non-audit services performed and the impact that these services may have on the independent auditor’s independence.

4.	Review with the independent auditor (1) the proposed scope of their examination with emphasis on accounting and financial areas where the Committee, the accountants or management believe special attention should be directed; (2) results of their audit, including their opinion on the financial statements and the independent auditor’s judgment on the quality, not just the acceptability, of the Company’s accounting principles as applied in the financial statements; (3) their evaluation of the adequacy of the system of internal controls; (4) significant disputes, if any, with management; and (5) cooperation received from management in the conduct of the audit.

5.	Discuss with the auditors the results of the audit, any significant changes to the Company’s accounting principles and items required to be communicated by the independent auditors in accordance with AICPA SAS 61.

6.	Review with management and the independent auditors, based on reports required from the independent auditors, all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments; and other material written communications between the independent auditor and management.

7.	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present.

  Financial Results and Financial Statements

8.	Review with management and the independent auditors the Company’s annual financial results prior to the release of earnings. Review the Company’s audited financial statements prior to filing or distribution. Review of the annual audited financial statements should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. Review and comment upon the Company’s annual reports. Recommend to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s annual report.

9.	Review with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings. Review the Company’s quarterly financial statements prior to filing or distribution. Review and comment upon the Company’s quarterly reports. Discuss with the independent auditors the results of their review and any other matter required to be communicated to the Committee by the independent auditors under generally accepted accounting principles.

  Financial Controls and Procedures

10.	Ensure that management has the proper review system in place to assure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

11.	In consultation with the management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses. Meet with management at least quarterly to review management’s disclosure of fraud and/or deficiencies, if any, in the design or operations of the Company’s internal controls. Receive reports from management regarding the Company’s system of internal controls and disclosure controls and procedures.

12.	Resolve any disagreements between management and the independent auditors regarding financial reporting.

  Other Areas of Responsibility

13.	Establish and administer a code of ethics for senior officers to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements. Grant waivers to senior officers from such code of ethics when appropriate and in the best interest of the Company. Establish and administer any other code of corporate conduct required by the Market or the Commission.

14.	Review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies. Receive reports from the Company’s legal counsel regarding any material violation of securities laws or breach of fiduciary duty or similar violation by the Company or any agent of the Company.

15.	Approve any Company transactions in which a Company officer, director or 5% or greater shareholder or any affiliate of these persons has a direct or indirect material interest, not including employment of the Company’s officers or the compensation of the Company’s officers or directors.

16.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters; and (b) the submission by employees of concerns on a confidential and anonymous basis regarding accounting and auditing matters.

17.	Periodically review with management programs established to monitor compliance with the Company’s codes of conduct or other business ethics policies now or hereafter established.

18.	Keep and submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

19.	Review and reassess the adequacy of this Charter at least annually. Prepare reports to shareholders and publish this Charter, as required by the Commission or the Market.

Indemnification

      The Committee members will be indemnified by the Company to the maximum extent provided under Minnesota law or in accordance with any indemnification agreements between the Company and such Committee members.

Adopted June 6, 2000.
Amended and Restated on January 23, 2004.

DELPHAX TECHNOLOGIES INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

For the Annual Meeting of Shareholders

March 18, 2004
3:00 p.m.

At the Offices of Delphax Technologies Inc.
12500 Whitewater Drive
Minnetonka, MN 55343

DELPHAX TECHNOLOGIES INC
12500 Whitewater Drive
Minnetonka, MN 55343	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 18, 2004.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Jay A. Herman and Robert M. Barniskis, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 day a week, until 12:00 p.m. (CT) on March 17, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Delphax Technologies Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card

ê Please detach here ê

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 R. Stephen Armstrong
02 Gary R. Holland

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors.

3. To vote in their discretion upon any other matters coming before the meeting.

☐	Vote FOR	☐	Vote WITHHELD
	all nominees		from all nominees
(except as marked)

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box      ☐      Indicate changes below:

Date	, 2004

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.